     Exhibit 10-H

SUMMARY COMPENSATION SHEET

The following summarizes certain compensation decisions taken by the Compensation Committee (the "Committee") and/or the Board of Directors ("Board") of Shoe Carnival, Inc. (the "Company"), with respect to the compensation of executive officers.

1. 2007 Base Salary

The Committee increased the base salaries of the Company's executive officers after a review of the Company's financial performance for fiscal 2006, along with a review of executive compensation practices within the retail and footwear industries. The salary increases are effective for the full fiscal year of 2007.

     Fiscal 2007 base salaries:

		New Base	Previous Base
Name	Title	Salary	Salary
Mark L. Lemond	President and Chief Executive Officer	$703,500	$670,000

J. Wayne Weaver	Chairman of the Board	$300,000	$300,000

Timothy T. Baker	Executive Vice President -	$425,000	$410,000
	Store Operations

W. Kerry Jackson	Executive Vice President -	$375,000	$315,000
	Chief Financial Officer and Treasurer

Clifton E. Sifford	Executive Vice President -	$425,000	$410,000
	General Merchandise Manager

2. Annual Incentive Compensation Goals for Fiscal 2007

On March 13, 2007, the Committee established the performance criteria and targets for the 2007 bonus payable in 2008 under the Company's 2006 Executive Incentive Compensation Plan. The performance criteria is operating income before bonus expense. Subjective factors based on an executive's individual performance can reduce an executive's bonus. As Chief Executive Officer, Mark L. Lemond's bonus target is 60% of his salary but he can earn up to 100% of his salary if all performance targets are met. J. Wayne Weaver, as chairman, is not eligible to receive a bonus. The other named executive officers' bonus target is 45% of their salary but they can earn up to 75% if all performance targets are met.

3. Grants of Restricted Stock

On March 13, 2007, the Committee approved grants of restricted stock to the Company's executive officers and other key personnel under the Shoe Carnival, Inc. 2000 Stock Option and Incentive Plan. Mark L. Lemond received a grant of 20,000 shares and Timothy T. Baker, W. Kerry Jackson and Clifton E. Sifford each received a grant of 12,000 shares. No grant was made to Mr. Weaver. The restricted shares will vest upon the achievement of specified levels of annual earnings per diluted share during a six-year period.

4. Director's Compensation

The Company pays to non-employee Directors an annual retainer of $20,000. The Chairman of the Audit Committee receives additional annual compensation of $5,000, and the Chairman of the Compensation Committee, Chairman of the Nominating and Corporate Governance Committee and the Lead Director each receives additional annual compensation of $2,000.

Non-employee Directors receive a per meeting fee of $1,000 for each meeting of the Board and the accompanying committee meetings attended and $1,000 for each committee meeting attended in person in which the full Board does not meet. If the committee meeting is attended by conference call, the non-employee Directors receive $750. The Company reimburses all Directors for all reasonable out-of-pocket expenses incurred in connection with meetings of the Board.

Non-employee Directors receive an annual grant of 500 shares of restricted stock under the Company’s 2000 Stock Option and Incentive Plan. The restrictions on the shares lapse one year after the date of grant.